UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report: September 16, 2015
(Date of earliest event reported)

A. M. CASTLE & CO.
(Exact name of registrant as specified in its charter)

Maryland	1-5415	36-0879160
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1420 Kensington Road, Suite 220 Oak Brook, IL 60523
(Address of principal executive offices)

Registrant's telephone number including area code: (847) 455-7111

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13 e-4(c) under the Exchange Act (17 CFR 240.13 e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain

Officers; Compensatory Arrangements of Certain Officers.

On September 16, 2015, the Board of Directors of A.M. Castle & Co. (the “Company”) appointed Paul Schwind, 39, as the Company’s Corporate Controller and Chief Accounting Officer, effective September 28, 2015. Prior to this appointment, Mr. Schwind served as the Corporate Controller at Global Brass and Copper Holdings, Inc. (a value-added converter, fabricator, distributor, and processor of specialized copper and brass products) from 2010 to June 2015.

The Company entered into an employment offer letter dated September 16, 2015 (the “Agreement”) with Mr. Schwind. The material terms of the Agreement are summarized below.

Base Salary and Bonus. Mr. Schwind will receive an annual base salary of $200,000, and an initial cash sign-on bonus in the amount of $15,000. Mr. Schwind will be eligible to participate in the Company’s 2016 Short Term Incentive Plan (STIP), with a target amount of 40% of base salary. Both salary and bonus are subject to annual review and approval.

Long-Term Compensation. Mr. Schwind will be eligible to participate in the Company’s Long-Term Compensation Plan (LTCP), beginning with the 2015-2017 LTCP performance period on a pro-rated basis.

In accordance with the Agreement, Mr. Schwind and the Company will enter into the Company’s standard Indemnification, Change-in-Control, and Severance Agreements, forms of which have been previously disclosed.

With respect to the disclosure required by Item 401(d) of Regulation S-K, there are no family relationships between Mr. Schwind and any director or executive officer of the Company. With respect to Item 404(a) of Regulation S-K, there are no relationships or related transactions to which Mr. Schwind is a party that would be required to be disclosed in accordance with Item 404 of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A.M. CASTLE & CO.

	By:	/s/ Marec E. Edgar
September 18, 2015		Marec E. Edgar
Executive Vice President, General Counsel, Secretary & Chief Administrative Officer